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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     January 8, 1999
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)



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ITEM 5.  Other Events

The Registrant issued the following press release on January 8, 1999:

        Kimball International, Inc. Acquires Southeast Millworks

Jasper, IN (January 8, 1999) - - Kimball International, Inc. (NASDAQ: KBALB), today announced the acquisition of Southeast Millworks, a privately held manufacturer of store display fixtures located in Boca Raton, Florida. Southeast currently designs, manufactures and installs customized store display fixtures to some of the largest office supply, music and discount retailers in the United States.

The acquisition of Southeast Millworks provides an entry point for Kimball to pursue new, potentially high-volume markets matching their expertise in the production of wood-based products. By utilizing Kimball's manufacturing facilities and skilled workforce, Southeast has gained additional capacity needed to expand their product offerings.

"We are pleased to welcome Southeast Millworks into the broad family of products that Kimball now offers to our customers," stated Kimball International, Inc. President, James C. Thyen. "Southeast has established a strong customer base and an outstanding reputation for providing high quality products and services to its customers. This acquisition provides Kimball an excellent opportunity to expand our market share in this exciting industry."

Kimball is a diversified manufacturer of consumer durable goods, including office, residential, hospitality and healthcare furniture, sold under the Company's family of brand names. Kimball also supplies electronic assemblies on a contract basis to customers in the automotive, aerospace, defense, telecommunications and computer industries. Other products produced by Kimball on an original equipment manufactured basis include television cabinets and stands, audio speaker systems, home furniture and pool tables, plywood, dimension stock and other lumber products.

To learn more about the products and services offered by Kimball International, Inc., visit the Company's web site located on the Internet at www.kimball.com.


























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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By:  Robert F. Schneider
                                       ROBERT F. SCHNEIDER
                                       Executive Vice President,
                                       Chief Financial Officer,
                                       Assistant Treasurer


Date: January 11, 1999